Exhibit 3.60

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CALIFORNIA CHECK CASHING STORES, LLC

a Delaware Limited Liability Company

Dated as of April 29, 2011

THE MEMBERSHIP INTERESTS OF CALIFORNIA CHECK CASHING STORES, LLC SHALL BE “SECURITIES” GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY JURISDICTION IN WHICH IT HAS BEEN ADOPTED, INCLUDING, WITHOUT LIMITATION, ARTICLE 8 OF THE DELAWARE UNIFORM COMMERCIAL CODE, AS CURRENTLY IN EFFECT.  THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS.  THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF (WITHIN THE MEANING OF ANY SECURITIES LAW) WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH OTHER SECURITIES LAWS IF REQUIRED.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CALIFORNIA CHECK CASHING STORES, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of California Check Cashing Stores, LLC (the “Company”) is made, adopted and entered into effective as of the 29th day of April, 2011, by CCCS Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Sole Member”).

WHEREAS, the Sole Member desires to amend and restate in its entirety that certain “Amended and Restated Operating Agreement of California Check Cashing Stores, LLC,” dated as of September 29, 2006, as amended, to make changes that the Sole Member deems appropriate and in the best interest of the Company.

NOW THEREFORE, the Sole Member hereby declares that, as of the date hereof (i) that certain “Amended and Restated Operating Agreement of California Check Cashing Stores, LLC,” dated as of September 29, 2006, as amended, is hereby further amended and restated in its entirety to read as set forth in this Agreement, and (ii) the provisions of this Agreement shall govern the affairs of the Company and the conduct of its business.

SECTION 1

THE COMPANY; DEFINED TERMS

1.1          Formation.  The Company is a limited liability company formed pursuant to the provisions of Chapter 18 of the Delaware Corporation Laws Annotated, as amended from time to time (the “LLC Law”), and is intended to operate as an entity separate from the Sole Member.  The Certificate of Formation of the Company (the “Certificate of Formation”) was filed with the Secretary of State of Delaware on July 13, 2006.  The rights and liabilities of the Sole Member shall be determined in accordance with the terms and conditions of this Agreement and, except where the LLC Law provides that such rights and obligations specified in the LLC Law shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the LLC Law.

1.2          Company Name.  The name of the Company is California Check Cashing Stores, LLC.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managers.

1.3          Purpose.  The purpose of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the LLC Law.

1.4          Principal Office.  The principal office of the Company is located at 7001 Post Road, Suite 200, Dublin, Ohio 43016.  The principal office of the Company may be relocated from time to time by determination of the Managers.  The Company may maintain offices at such other place or places as the Managers deem advisable.

1.5          Term.  The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the LLC Law and shall continue in existence for perpetuity, unless dissolved or terminated pursuant to the LLC Law or the provisions of this Agreement.

1.6          Filings; Registered Agent for Service of Process; Registered Office.

(a)           The Certificate of Formation has been filed in the office of the Secretary of State of Delaware in accordance with the provisions of the LLC Law.  The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(b)           The Managers shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any states or jurisdictions other than Delaware in which the Company engages in business.

(c)           The Company’s registered agent for service of process on the Company in Delaware shall be National Registered Agents, Inc.  The Managers may change, at any time and from time to time, such registered agent.

(d)           The Company’s registered office in Delaware shall be c/o National Registered Agents, Inc., 160 Greenwood Drive, Suite 101, Dover, Delaware 19904, Kent County.  The Managers may change, at any time and from time to time, such registered office.

(e)           Upon the dissolution of the Company, the Managers shall authorize the prompt execution and filing of a certificate of cancellation in accordance with the LLC Law and the law of any other states or jurisdictions in which the Company has qualified to conduct business.

1.7          Defined Terms.  Unless the context otherwise requires or unless otherwise provided in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended from time to time.  Terms such as “hereof,” “hereto,” hereby,” “hereunder” and “herein” refer to this Agreement as a whole, unless the context otherwise requires.

“Certificate of Formation” has the meaning set forth in Section 1.1.

“Company” has the meaning set forth in the preamble to this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnified Parties” has the meaning set forth in Section 5.4(a).

“LLC Law” has the meaning set forth in Section 1.1.

“Managers” means the group of individuals appointed by the Sole Member as the managers of the Company in accordance with Section 4.1.  As used herein, each manager of the Company shall be a “Manager.”

“Membership Interest” has the meaning set forth in Section 2.1.

“Membership Interest Certificate” has the meaning set forth in Section 2.2.

“Officers” means those individuals appointed by the Managers as officers of the Company in accordance with Section 4.3.

“Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

“Sole Member” means CCCS Holdings, LLC, a Delaware limited liability company, or any Person that acquires all of the equity interests of the Company from CCCS Holdings, LLC.

SECTION 2

CAPITAL CONTRIBUTION; MEMBERSHIP INTEREST CERTIFICATE

2.1          Capital Contribution; Membership Interest.  The Sole Member has made a capital contribution to the Company and shall have a 100% membership equity interest in the Company, including any and all benefits to which the Sole Member is entitled under this Agreement and the obligations of the Sole Member under this Agreement, as evidenced by a Membership Interest Certificate (the “Membership Interest”).  Additional capital contributions to the Company may be made from time to time in such amounts as determined by the Sole Member in its discretion; provided, however, that the Sole Member is not and shall not be obligated to make any additional contributions to the Company.  The Sole Member shall not receive any interest payment, salary or draw with respect to its capital contribution or capital account or otherwise solely in its capacity as the Sole Member.

2.2          Membership Interest Certificate.  The Membership Interest of the Sole Member will be evidenced by a certificate of limited liability company interest issued by the Company (the “Membership Interest Certificate”).  The Membership Interest shall be a “security” governed by Article 8 of the Uniform Commercial Code as in effect in any jurisdiction in which it has been adopted, including, without limitation, Article 8 of the Delaware Uniform Commercial Code, as currently in effect.  Each Membership Interest Certificate shall bear the following legend:

“The membership interest represented by this certificate is a security within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as adopted and in effect in the State of Delaware.”

This Section 2.2 shall not be amended and no such purported amendment to this Section 2.2 shall be effective until, to the extent necessary, all outstanding Membership Interest Certificates have been surrendered for re-issuance with any conforming changes required as a result of such amendment.

SECTION 3

DISTRIBUTIONS; TAX MATTERS

3.1          Distributions.  Subject to any conditions and restrictions contained in any contract or agreement to which the Company is a party, distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Managers.

3.2          Tax Reporting.  It is the intention of the Sole Member that the Company be disregarded for federal tax purposes (so long as the Company has only one member), and accordingly all items of income, gain, loss, expense, deduction and credit shall, for federal tax purposes, be reported directly by the Sole Member.  If the Company is required to file any tax return, form, report, statement or other document separate from the Sole Member, the Managers shall prepare and file, or cause to be prepared and filed, such return, form, report, statement or other document.

SECTION 4

MANAGEMENT AND CONTROL

4.1          Management by Managers.

(a)           Except as otherwise expressly provided in this Agreement or to the extent delegated by the written consent of the Sole Member, (i) the business and affairs of the Company solely shall be vested in and controlled by the Managers, which shall have the exclusive power and authority, on behalf of the Company, to take any action and to do anything and everything they deem necessary or appropriate to carry on the business of the Company, (ii) the Managers shall have full, exclusive and complete discretion in the management and control of the Company, (iii) all decisions relating to the business and affairs of the Company shall be made by, and all action proposed to be taken by or on behalf of the Company, shall be taken by, the Managers and (iv) the Managers shall have full power and authority to execute all documents and take all other actions on behalf of the Company and thereby bind the Company and the Sole Member with respect thereto.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the Sole Member may take any action that the LLC Law or this Agreement requires or permits the Managers to take.

(b)           The implementation of any decisions properly made by the Managers, including the execution and delivery of all documents, may be through any Person selected by the Managers (including any Manager).  All approvals and consents required or permitted herein may be prospective or retroactive.

(c)           The Managers are, to the extent of their rights and powers set forth in this Agreement, agents of the Company for the purpose of the Company’s business, and all actions of the Managers taken in accordance with such rights and powers shall bind the Company.

(d)           The Managers of the Company shall consist of not less than one (1) nor more than eight (8) Managers.  Without amendment to this Agreement, the number of Managers, subject to the foregoing limitations, may be fixed or changed by resolution of the Sole Member.  Managers shall be appointed by the Sole Member and shall hold office at the pleasure of the Sole Member.  A Manager shall serve until the earlier of his or her death, resignation or removal, as applicable.  A Manager may be removed at any time, with or without cause, by the Sole Member.  A Manager may resign at any time by delivering his or her, as applicable, written resignation to the Sole Member.

(e)           Except as otherwise provided in this Agreement, a majority of the number of Managers then in office shall be present in person at any meeting of the Managers in order to constitute a quorum for the transaction of business at such meeting; provided, however, that if the meeting is held by telephone or through other communications equipment at which all Managers participating can hear each other, such participation shall constitute attendance at such meeting.  Except as otherwise provided in this Agreement, the act of the majority of the Managers present at any meeting of the Managers at which a quorum is present shall be the act of the Managers.

(f)            Any action required or permitted to be taken by the Managers under this Agreement or the LLC Law may be taken without a meeting if the Managers, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted, consent thereto in writing and such written consent is filed in the minute books of the Company.

4.2          Agents.  The Managers may engage on behalf of, and at the expense of, the Company, such Persons as the Managers shall deem advisable for the conduct and operation of the business and affairs of the Company, including, without limitation, leasing, rental and sales agents and brokers, mortgage bankers, securities brokers and dealers, credit enhancers, lawyers, accountants, architects, engineers, consultants, contractors and purveyors of other services or materials for the Company on such terms and for such compensation or costs as the Managers shall determine.

4.3          Officers and Employees.

(a)           The day-to-day operational management of the Company shall be exercised by such officers as may be appointed from time to time in accordance with this Section 4.3 (the “Officers”).  The Managers may appoint such Officers as they may determine from time to time.  The Officers, subject to the direction and control of the Managers, shall do all things and take all actions necessary to run the business of the Company.  Each Officer shall have the powers and duties as may be prescribed to him or her by the Managers and, to the extent not so prescribed, as generally pertain to their respective offices.  Each Officer of the Company shall hold office at the pleasure of the Managers.  Each Officer shall serve until the earlier of his or her death, resignation or removal, and any Officer may be removed at any time, with or without cause, by the Managers.  Any vacancy in any office shall also be filled by the Managers.  Any Officer may resign at any time by delivering his or her written resignation to the Managers.

(b)           The Company may employ such employees as the Officers of the Company deem reasonably necessary to effectuate the purpose of the Company as set forth in Section 1.3 of this Agreement.

SECTION 5

LIMITATION OF LIABILITY; INDEMNIFICATION

5.1          Proof of Failure to Satisfy Standard of Conduct.  The Sole Member, any Manager and any Officer shall not be deemed to have violated any standard of conduct under this Section 5 unless such violation is proved by clear and convincing evidence in an action brought against the Sole Member, any Manager or any Officer in a court of competent jurisdiction.  The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself constitute proof or create a presumption that the appropriate standard of conduct has been violated.

5.2          Liability to the Company.  The Sole Member, any Manager and any Officer shall not be liable to the Company in damages for any action that the Sole Member, any Manager or any Officer takes or fails to take in such capacity, unless it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.

5.3          Liability to Others.  The Sole Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture.  It is the intention of the Sole Member that it shall have the benefit of Section 18-303(a) of the LLC Law.  The debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) are solely the debts, obligations and liabilities of the Company, and neither the Sole Member, the Managers nor the Officers shall be liable therefor solely by reason of being a member of the Company or acting as a manager or officer of the Company.  No failure of the Company to observe any corporate or other formality or requirement relating to the exercise of its powers or the management of its business or affairs under this Agreement or the LLC Law shall be grounds for imposing liability on the Sole Member, any Manager or any Officer (or any member or other holder of an equity interest in the Sole Member or any director, manager, board observer, officer or employee of any of the foregoing or any of their affiliates) for any debt, obligation or liability of the Company.

5.4          Indemnification.

(a)           The Company shall indemnify, defend and hold harmless the Sole Member, any Manager and any Officer (collectively, the “Indemnified Parties”) to the fullest extent provided by, or permissible under, Section 18-108 of the LLC Law, or any successor statute.  The Company is hereby authorized to take any and all further action to effectuate any indemnification of the Indemnified Parties that any Delaware limited liability company may have power to take with respect to the indemnification of its members, managers and officers by any agreement or otherwise.  This Section 5.4(a) shall be interpreted in all respects to expand such power to indemnify to the maximum extent permissible to any Delaware limited liability company with regard to the particular facts of each case, and not in any way to limit any statutory or other power to indemnify, or any right of any individual to indemnification.  Expenses, including, without limitation, attorney’s fees, incurred by the Indemnified Parties in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding, upon receipt of any undertaking by or on behalf of the Indemnified Parties to repay such amount if it shall be ultimately determined that it is not entitled to be indemnified by the Company as authorized in this Section 5.  No repeal, amendment or modification of this Section 5.4(a) shall affect any rights or obligations then existing hereunder with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.  This Section 5.4(a) is intended for the benefit of the Company and the Indemnified Parties.

(b)           Authorized agents and employees of the Company shall be indemnified by the Company only if and to the extent, if any, approved by the Managers or specifically required by applicable law.

(c)           The provisions of this Section 5 shall survive any termination of this Agreement.

SECTION 6

BOOKS AND RECORDS; FISCAL YEAR

6.1          Books and Records.  The Company shall keep adequate books and records at its principal office as described in Section 1.4, setting forth a true and accurate account of all transactions and other matters arising out of and in connection with the conduct of the Company’s business, which books and records shall be otherwise kept in accordance with the provisions of the LLC Law.  The Company’s books and records shall be maintained according to the same methods of accounting used by the Sole Member.  All financials statements shall be prepared in accordance with GAAP.

6.2          Fiscal Year.  The fiscal year of the Company shall end each year on the same day that the fiscal year of the Sole Member ends, unless a different fiscal year is required by applicable law.

SECTION 7

TRANSFER OF MEMBERSHIP INTEREST

The Sole Member shall be entitled, in its sole and absolute discretion at any time and from time to time, to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien upon, encumber, give, place in trust (voting or other) or otherwise dispose of, all or any portion of its Membership Interest.

SECTION 8

DISSOLUTION AND WINDING UP OF THE COMPANY

8.1          Dissolution.  Notwithstanding anything to the contrary in the LLC Law, the Company shall dissolve only upon the written consent of the Sole Member.  Moreover, the Sole Member shall not cease to be a member of the Company solely as a result of the happening of any of the events specified in Section 18-304 of the LLC Law.

8.2          Winding Up.  Upon dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Sole Member.  The Managers shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  The Company’s assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order and priority:

(a)           First, to the payment and discharge of all of the Company’s debts and liabilities to creditors (including the repayment of any loans or advances made by the Sole Member or any Manager to the Company), and the expenses of liquidation and dissolution;

(b)           Second, to the setting up of any reserves reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)           Third, to the Sole Member.

SECTION 9

MISCELLANEOUS

9.1          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

9.2          No Third Party Beneficiaries.  Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or the Sole Member.

9.3          Successors and Assigns.  Every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Company, the Sole Member and their respective legal representatives, successors, transferees and permitted assigns.

9.4          Entire Agreement; Amendment.  This Agreement, together with the Certificate of Formation, contains the entire understanding of the Sole Member with respect to the subject matter of this Agreement.  This Agreement may be amended only in a writing signed by the Sole Member.

9.5          Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

9.6          Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

9.7          Variation of Pronouns.  All pronouns and any variations shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement of California Check Cashing Stores, LLC as of the date first written above.

CCCS HOLDINGS, LLC

By:
Name:	Bridgette C. Roman
Title:	Secretary